Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-134939, 033-88686, 333-2654, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-174582, and 333-189060) on Form S-8 and in the registration statement, as amended, (No. 333-198975) on Form S-3, of Covenant Transportation Group, Inc. of our reports dated March 13, 2019, with respect to the consolidated balance sheets of Covenant Transportation Group, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Covenant Transportation Group, Inc.

Our report dated March 13, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Covenant Transportation Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 due to a material weakness related to the design and maintenance of effective program change management controls over certain information technology (“IT”) operating systems, databases and IT applications that support the Covenant Transportation Group, Inc.’s financial reporting processes.  As a result, process level automated controls and manual controls that are dependent on the completeness and accuracy of information derived from the affected IT systems were also ineffective because they could have been adversely impacted. This material weakness was a result of: ineffective change-management processes to identify and assess changes in IT systems that could impact internal control over financial reporting; insufficient documentation of IT control processes such that the successful operation of information technology general controls (ITGCs) was overly dependent upon knowledge and actions of certain individuals with IT expertise; insufficient training of IT personnel on the importance of ITGCs; ineffective process to implement changes in control activities on a timely basis; and ineffective oversight and monitoring of changes necessary to address identified deficiencies.

In addition, our report on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired Landair Holdings, Inc. (Landair) on July 3, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Landair’s internal control over financial reporting associated with total assets and total revenues representing approximately 15.1% and 9.6%, respectively, of the consolidated financial statements as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Landair.

/s/ KPMG LLP

Nashville, Tennessee
March 13, 2019

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